Exhibit 5.1

November 24, 2014

Thermo Fisher Scientific Inc.

81 Wyman Street

Waltham, Massachusetts 02451

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of €640,000,000 aggregate principal amount of its 2.000% Senior Notes due 2025 (the “Notes”) pursuant to an underwriting agreement dated November 17, 2014 (the “Underwriting Agreement”), among the Company and the several Underwriters named in Schedule A to the Underwriting Agreement. The Notes will be issued pursuant to an indenture (the “Indenture”) dated as of November 20, 2009 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture to be dated as of November 24, 2014 among the Company, the Trustee, and the Bank of New York Mellon, London Branch, as paying agent (the “London Paying Agent”), and will be subject to the Paying Agency Agreement, dated as of November 24, 2014, by and between the Company and the London Paying Agent (the “Paying Agency Agreement”).

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 (File No. 333-187080) under the Securities Act of 1933, as amended (the “Securities Act”), on March 6, 2013 (the “Registration Statement”) and the prospectus dated March 6, 2013 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated November 10, 2014 (the “Preliminary Prospectus Supplement”), and the prospectus supplement dated November 17, 2014 (the “Prospectus Supplement”).

We have examined and relied upon corporate or other proceedings of the Company regarding the authorization, execution, and delivery of the Indenture, the Paying Agency Agreement, the Underwriting Agreement and the issuance of the Notes, the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement, the Prospectus Supplement, the Underwriting Agreement and the Indenture. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Thermo Fisher Scientific Inc.

November 24, 2014

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of the corporate records of the Company provided to us by the Company. Insofar as this opinion relates to factual matters, we have assumed with your permission and without independent investigation that the statements of the Company contained in the Registration Statement are true and correct as to all factual matters stated therein.

In rendering the opinions set forth below, we have assumed that (i) each of the Trustee and the London Paying Agent has the power, corporate or other, to enter into and perform its obligations under the Indenture, (ii) the Indenture will be a valid and binding obligation of each of the Trustee and the London Paying Agent, and (iii) the Paying Agency Agreement will be a valid and binding obligation of the London Paying Agent. We have also assumed the due authentication of the Notes by the Trustee, and that at the time of the issuance and sale of the Notes, the Board of Directors of the Company (or any person acting pursuant to authority properly delegated to such person by the Board of Directors of the Company) has not taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Notes.

We have assumed for purposes of our opinions below that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of the Indenture or the Notes or, if any such authorization, approval, consent, action, notice or filing is required, it will have been duly obtained, taken, given or made and will be in full force and effect.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing and (iv) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Indenture or the Notes, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We also express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We express no opinion herein with respect to compliance by the Company with securities or “blue sky” laws of any state or other jurisdiction of the United States or of any

Thermo Fisher Scientific Inc.

November 24, 2014

foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

On the basis of, and subject to, the foregoing, we are of the opinion that when the Notes have been duly executed by the Company, and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, the Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about November 24, 2014, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, a Partner